Exhibit 8.1

August 24, 2012

Ally Financial Inc.

200 Renaissance Center

Detroit, Michigan 48265

Re:	Ally Financial Inc.
Ally Financial Term Notes due from
Nine Months to Thirty Years from Date of Issue

Dear Sirs and Mesdames:

I have acted as special tax counsel to Ally Financial Inc. (the “Company”) in connection with the Registration Statement under the Securities Exchange Act of 1933 on Form S-3 (the “Registration Statement”), filed today, to which this opinion is attached as an exhibit, and the Prospectus (the “Prospectus”) for the proposed issue and sale of Ally Financial Term Notes due Nine Months to Thirty Years from Date of Issue (the “Notes”), and, in that capacity, I have furnished certain opinions to it.

I hereby confirm to you the opinion set forth under the heading “U.S. Federal Income Tax Consequences” in the Prospectus. As indicated in that opinion, the discussion sets forth a general summary of the material U.S. federal income tax consequences of ownership and disposition of the Notes by initial holders of the Notes who have purchased them at their issue price and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. Holders are advised to consult their own tax advisors concerning the application U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. I am an attorney admitted to the Bar of the State of Michigan and have expressed no opinion (herein or in the Prospectus) as to the laws of any jurisdiction other than the federal tax laws of the United States of America, as currently in effect.

I hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the reference to tax counsel under the heading “U.S. Federal Income Tax Consequences” in the Prospectus.

Very truly yours,

/s/ James Aretakis
James Aretakis Chief Tax Officer Ally Financial Inc.